TSX-V: LEO | OTCQB: LCGMF | FRA: QR20

LION COPPER AND GOLD CORP. RECEIVES ADDITIONAL NUTON FUNDING OF US$5,000,000 AT THE YERINGTON COPPER PROJECT

Lion Copper and Gold Announces Amendment to Stage 2 Program of Work Agreement for advanced studies and completion of the PFS

Yerington, Nevada-(Newsfile Corp. - November 19, 2024) - Lion Copper and Gold Corp. (CSE: LEO) (OTCQB: LCGMF) ("Lion CG" or the "Company") is pleased to announce that Nuton LLC ("Nuton"), a wholly-owned subsidiary of Rio Tinto, and the Company (the "Parties") have agreed to a Stage 2c Program of Work Amendment. Stage 2c will be completed under the terms of the Option to Earn-in Agreement ("the Agreement"), dated March 18, 2022 and subsequent amendments. See news releases dated March 21, 2022, January 5, 2023, October 20, 2023 and December 27, 2023 for further details.

Under Stage 2c, the Parties have agreed to extend the term of Stage 2 to June 30, 2025.  The Stage 2c work program includes advanced studies at Yerington, and completion of the pre-feasibility study (PFS) incorporating Rio Tinto's NutonTM technologies.

"We are pleased to continue working closely with Nuton to advance our Yerington Copper Project toward production. Applying Nuton's technologies has the potential to unlock substantial value by producing domestic copper with significant environmental, social and economic benefits compared to traditional copper production methods. The current funding reinforces Nuton's and Lion CG's aligned goal to demonstrate the commercial deployment of NutonTM copper leaching technologies at Yerington, a historical mining district with a copper endowment of over 17 billion pounds," stated Steve Dischler, CEO of Lion CG.

The advanced studies will continue de-risking the Yerington Copper Project and, upon receipt of required permits from the Nevada Department of Environmental Protection (NDEP), include additional exploration and geotechnical drilling at the Yerington site. The Stage 2c results will be used to inform Nuton's Stage 3 decision on whether to proceed with a Feasibility Study and earn-in, per the Agreement. Stage 2c will be funded with $5 million from Nuton as an advance on Stage 3. This brings the total funding provided by Nuton under the Agreement to US$28.0M, of which US$19M is advance funding of Stage 3.

About Lion CG (www.lioncg.com, nuton.tech/partnerships)

Lion Copper and Gold Corp. is a Canadian-based company advancing its flagship copper assets at Yerington, Nevada through an Option to Earn-in Agreement with Nuton LLC, a Rio Tinto Venture.

About Nuton (nuton.tech)

Nuton is an innovative venture that aims to help grow Rio Tinto's copper business. At the core of Nuton is a portfolio of proprietary copper leaching related technologies and capability - a product of almost 30 years of research and development. Nuton offers the potential to economically unlock copper from primary sulfide resources through leaching, achieving market-leading recovery rates and contributing to an increase in copper production at new and ongoing operations-. One of the key differentiators of Nuton is the ambition to produce the world's lowest footprint copper while having at least one Positive Impact at each of our deployment sites, across our five pillars: water, energy, land, materials and society.

NutonTM Technologies
The NutonTM technologies are proprietary Rio Tinto-developed copper heap-leach related processing and modeling technologies, capability and intellectual property.

On behalf of the Board of Directors,

Steven Dischler
Chief Executive Officer

For more information please contact:
Email: info@lioncg.com

Neither the Canadian Stock Exchange (CSE) nor its Regulation Services Provider (as that term is defined in the policies of the CSE) accepts responsibility for the adequacy or accuracy of this release.

The technical information in this news release has been reviewed and approved by Steven Dischler, CEO of Lion Copper and Gold Corp., a registered Professional Engineer and a qualified person as defined in NI 43-101.

Certain information in this news release constitutes forward-looking statements under applicable securities laws. Any statements that are contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are often identified by terms such as "may", "expect", or the negative of these terms and similar expressions. Forward-looking statements in this news release include, but are not limited to, statements with respect to the future exploration activities and anticipated results. Forward-looking statements necessarily involve known and unknown risks, including, without limitation, risks associated with exploration activity; general economic conditions; adverse industry events; marketing costs; loss of markets; future legislative and regulatory developments; inability to access sufficient capital from internal and external sources, and/or inability to access sufficient capital on favorable terms; the ability of Lion CG to implement its business strategies; competition; currency and interest rate fluctuations and other risks.

NEWS RELEASE	2